EXHIBIT 10(ii)





                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                         CAROLINA POWER & LIGHT COMPANY

                                       AND

                             WILLIAM S. "SKIP" ORSER




                                 AUGUST 1, 2000


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                              EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT ("Agreement"), dated as of the ____________ day of _____________, 2000, between Carolina Power & Light Company, a North Carolina corporation headquartered in Raleigh, North Carolina, and a subsidiary of CP&L Energy, its successors or assigns and William S. "Skip" Orser ("Orser"). Carolina Power & Light and CP&L Energy shall be referred to as CP&L throughout.

                                    Recitals
                                    --------

         1. The Company and Orser wish to enter into an employment relationship whereby Orser will be employed initially as Executive Vice President -- Energy Supply at Carolina Power & Light.

2. Orser will be employed as an "at will" employee of Carolina Power & Light. The parties wish to enter into this Agreement to set forth certain terms related to that relationship.

                                   Provisions
                                   ----------

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

         1.       TERM OF THE AGREEMENT:
                  ----------------------

                  (a) The Agreement becomes effective on August 1, 2000, and shall remain in effect for a three-year period;

                  (b) Each year, the Agreement will be extended such that prospective term will always be three years forward ("Evergrow provisions") on the anniversary date of the effective date.

                  (c) Company may elect to not extend Agreement and must notify Orser at least 60 days prior to the annual anniversary date of the Agreement's effective date. In each event, the Agreement will be effective for the remainder of its term.

                  (d) The Agreement cannot extend beyond Orser's normal retirement date unless Orser is requested to serve in his full-time position for a defined period as set forth by the Board of Directors.



         2.       RESPONSIBILITIES; OTHER ACTIVITIES.
                  ----------------------------------
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                  Orser shall initially occupy the position of Executive Vice
President - Energy Supply at Carolina Power & Light, and shall undertake the general responsibilities and duties of such position as directed by CP&L. During the Employment Term, Orser shall perform faithfully the duties of Orser's position, devote all of Orser's working time and energies to the business and affairs of CP&L and shall use Orser's best efforts, skills and abilities to promote CP&L's. CP&L reserves the right to reassign Orser to other positions.

         3.       SALARY.
                  ------

                  As compensation for the services to be performed hereunder:
Orser will be paid a salary at the annual rate of Four Hundred Seventy Five Thousand Dollars ($475,000) (less applicable withholdings) beginning on August 1, 2000. Annual salary for each subsequent year of the Employment Term shall be subject to adjustment by CP&L at the annual salary review period for all similarly situated executives as determined by CP&L in its discretion. Annual Salary shall be deemed earned proportionally as Orser performs services over the course of the Salary Year. Payments of annual Salary shall be made, except as otherwise provided herein, in accordance with CP&L's standard payroll policies and procedures.

         4.       BENEFITS
                  --------

                  During the Employment Term, Orser shall be entitled to participate in all Company sponsored benefits programs as CP&L may have in effect upon terms and in accordance with policies and procedures substantially equivalent to those then in effect and applicable generally to employees of CP&L. Provided, however, that nothing contained in this Agreement shall require CP&L to continue to offer such benefits or programs or to limit CP&L's absolute right to modify or eliminate these benefits.

                  (a). Management Incentive Compensation Plan. Orser will be eligible to participate in the Management Incentive Compensation Plan (MICP). Pursuant to the terms of MICP, Orser's target compensation under such plan will be 40% of base salary earnings. The annual target will increase to 45% effective January 1, 2001, contingent upon the closing of the Florida Progress Corporation ("FPC") acquisition.

                  (b). Long Term Incentives. Orser will be eligible to participate in the Performance Share Sub-Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Pursuant to the terms of the plan, Orser's target compensation under such plan will be 50% of Orser's base salary at the time of the award. Orser's target compensation shall increase to 100% effective January 1, 2001, contingent upon the closing of the FPC acquisition.

                  (c). Restricted Share Grant. Orser will be eligible to participate in the Restricted Share Grant Plan under the 1997 Equity Incentive Plan in accordance with the terms of the plan. Additionally, Orser has previously received other grants of CP&L restricted common

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stock pursuant to Restricted Stock Agreement(s). Restrictions are based on continued employment.

                  (d). Management Deferred Compensation Plan. Orser will be eligible for participation in CP&L's Management Deferred Compensation Plan
(MDCP), subject to its terms. Additionally, Orser has a vested benefit under the suspended CP&L Deferred Compensation Plan for Key Management Employees. Furthermore, Orser has a recruitment bonus with the Deferred Compensation Plan for Key Management Employees pursuant to an April 1, 1993 Employment Agreement. You are credited with nine years of service solely for determining your benefits with this latter bonus.

                  (e). Supplemental Retirement Plan. Pursuant to its terms, Orser is eligible for participation in CP&L Supplemental Retirement Plan (SRP), subject to its terms.

                  (f). Restoration Retirement Plan. Orser shall be eligible for participation in CP&L's Restoration Retirement Plan, subject to its terms. If Orser becomes eligible for benefits under CP&L's Supplemental Senior Executive Retirement Plan, Orser forfeits all benefits under the Restoration Retirement Plan.

                  (g). Supplemental Senior Executive Retirement Plan. Orser shall be eligible for participation in CP&L's Supplemental Senior Executive Retirement Plan (SERP), subject to its terms. Orser is automatically deemed vested for his benefits under SERP pursuant to an April 1, 1993 Employment Agreement. Additionally, you will be deemed eligible for early retirement benefits under the SERP at age 60, assuming continued employment until age 60.

                  (h). Executive Permanent Life Insurance Plan. Orser shall be eligible to participate in CP&L's Executive Permanent Life Insurance Plan subject to its terms.

                  (i). Executive AD&D Life Insurance. Orser shall be eligible to participate in CP&L's Executive AD&D Life Insurance Plan, subject to its terms.

                  (j). Stock Purchase-Savings Plan. Orser shall be eligible to participate in CP&L's Stock Purchase-Savings Plan, subject to its terms.

                  (k). Financial Planning. Consistent with CP&L's practice with respect to other senior executives, Orser will be reimbursed for financial planning and tax preparation.

                  (l). Vacation. Orser shall be entitled to four (4) weeks of paid vacation days.

                  (m). Holiday. Orser will be eligible for eleven (11) paid holidays in each calendar year as provided in the CP&L Handbook.

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                  (n). Automobile Allowance. Orser will be eligible to receive an automobile allowance of One Thousand Three Hundred Fifty Dollars ($1350) per month (less withholdings) subject to the terms of CP&L's policies. Orser will also be eligible for a cellular phone and reserved parking at CP&L's expense.

                  (o). Annual Physical. CP&L will pay for an annual physical examination by a physician of Orser's choice.

                  (p). Health Club Membership. CP&L shall pay the initiation fee and monthly dues to a health club membership for Orser.

                  (q). Capital City Club. CP&L will pay an initiation fee and monthly dues for a membership at the Capital City Club for Orser.

                  (r). Air Travel.

                       (i). CP&L will provide airline club membership in accordance with CP&L's policy.

                       (ii). CP&L will reimburse Orser's spouse's travel expenses when she accompanies Orser to business meetings where spousal attendance is customary.

                       (iii). CP&L will provide chartered aircraft for Orser's business related travel as needed.

                       (iv). CP&L will allow Orser to travel first class at his discretion for business related travel.

                  (s). Country Club Membership. At Orser's option, if joined, CP&L will pay an initiation fee and monthly dues for a membership for Orser at a country club approved by CP&L. Business related expenses will be reimbursed consistent with CP&L's expense account guidelines.

                  (t). Personal Computer. CP&L will provide a personal computer to Orser to be used at his personal residence.

                  (u). Home Security. CP&L will install a home security system at Orser's personal residence.

                  (v). Other Benefits. Orser shall be eligible for participation in other CP&L benefit plans, subject to the terms of the respective plans, as described in more detail in the Employee Handbook or Summary Plan Descriptions.

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                  5.         TERMINATION OF EMPLOYMENT.
                             -------------------------

                  (a). Termination Without Cause. During the terms of this Agreement, if Orser's employment is terminated without cause, then Orser will be provided with his base salary at Orser's current rate for the remainder of the term of this Agreement. If Orser is between the ages of 55-60, this Paragraph 5(a) shall apply and Paragraph 5(g) shall also apply. In addition, Orser will be entitled to the same medical and dental coverage provided to future retirees, provided that to the extent any such benefit may not be provided to Orser due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis. Receipt of these benefits is subject to the requirements of paragraph 5(h), (i) and (j) of this Agreement. In addition, Orser will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                  (b) Termination for Cause. During the term of this Agreement, CP&L may elect at any time to terminate Orser's employment immediately hereunder and remove Orser from employment for cause. For purposes of this paragraph 5, cause for the termination of employment shall be defined as: (i) any act of Orser's including, but not limited to, misconduct, negligence, unlawfulness, dishonesty or inattention to the business, which is detrimental to CP&L's interests; or (ii) Orser's unsatisfactory job performance or failure to comply with CP&L's direction, policies, rules or regulations. If Orser is terminated for Cause as defined, then he shall be eligible to retain all benefits under existing benefit programs which he has vested pursuant to those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefits. Upon such termination, Orser shall be entitled to any earned but unpaid salary accrued to the date of termination. Any continued rights or benefits Orser's legal representatives may have under employee benefit plans and programs of CP&L upon Orser's termination for cause shall be determined in accordance with the terms or provisions of the plan or program.

                  (c).     Constructive Termination.
                           -------------------------

                           (i) Within the term of this Agreement, if Orser's
employment is constructively terminated, then Orser will be provided with his base salary at the current rate for the remainder of the term of this Agreement. If Orser is between the ages of 55-60, this paragraph 5(c)(i) shall apply and Paragraph 5(g) shall also apply. In addition, Orser will be entitled to the same medical and dental coverage provided to future retirees, provided that to the extent any such benefit may not be provided to Orser due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis. Receipt of these benefits is subject to the requirements of paragraph 5(h), (i) and (j) of this Agreement. In addition, Orser will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                           (ii) For the purposes of paragraph 5 of this
Agreement, a constructive termination will be deemed to occur if: aa) there is a change in the form of ownership of CP&L (e.g., CP&L is acquired, enters into a business combination with another company or otherwise

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changes form of ownership) and bb) Orser is offered a new position with a material change in authority, duties, wages or benefits, or Orser is asked to relocate more than 50 miles. If Orser's employment is constructively terminated under this paragraph, Orser is entitled to the greater of either the benefits contained in this paragraph or the benefits he is entitled to, if any, under the CP&L Management Change-in-Control Plan, according to the terms of the Plan. Changes to the corporation structure of CP&L not related to an acquisition of CP&L shall not constitute grounds for constructive termination.

                  (d). Voluntary Termination - If Orser terminates his employment voluntarily for any reason at any time, except as provided in paragraphs 5(c) and 5(g) of this Agreement, then he shall be eligible to retain all benefits under existing benefit plans which have vested pursuant to the terms of those plans, but he shall not be entitled to any form of salary continuance or any form of severance benefit. If Orser terminates his employment voluntarily between ages 55-60, paragraph 5(g) shall apply. Orser will be entitled to the same medical and dental coverage provided to future retirees, provided that to the extent any such benefit may not be provided to Orser due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis.

                  (e). Termination Due to Death. In the event of the death of Orser during the Employment Term, Orser's employment hereunder shall terminate and CP&L shall have no further obligation to Orser under this Agreement except as specifically provided in this Agreement. Orser's estate shall be entitled to receive all earned but unpaid Salary accrued to the date of termination and any Bonus for a prior fiscal year that has been earned but not paid. The Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year in which death occurred and shall be paid at the regularly scheduled time for the payment of the Bonus. Any rights and benefits Orser, or Orser's estate or other legal representatives, may have under employee benefit plans and programs of CP&L upon Orser's death during the Employment Term, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (f). Termination Due to Medical Condition.

                       (i). CP&L may terminate Orser's employment hereunder, subject to the Americans With Disabilities Act or other applicable law, due to medical condition if (i) for a period of 180 consecutive days during the Employment Term, Orser is totally and permanently disabled as determined in accordance with the Company's long-term disability plan, if any, as in effect during such time or (ii) at any time during which no such plan is in effect, Orser is substantially unable to perform Orser's duties hereunder because of a medical condition for a period of 180 consecutive days during the Employment Term. Provided, however, that if Orser applies for and is deemed eligible for benefits under CP&L's Long-Term Disability Plan (LTD Benefits), Orser shall receive such benefits and his employment will not be terminated as long as he is receiving LTD Benefits.

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                       (ii). Upon the termination of Orser's employment due to
medical condition or placement of Orser on Long Term Disability (LTD), CP&L shall have no further obligation to Orser under this Agreement except as specifically provided in this Agreement. Upon such termination or placement on LTD, Orser shall be entitled to all earned but unpaid Salary accrued to the date of termination or placement on LTD and any Bonus for a prior fiscal year that has been earned but not paid. The Bonus, if any, for the current fiscal year shall be calculated on a pro rata basis for the portion of the fiscal year Orser was employed or placed on LTD by CP&L and shall be paid at the regularly scheduled time for the payment of the Bonus. Any continued rights and benefits Orser, or Orser's legal representatives, may have under employee benefit plans and programs of CP&L upon Orser's termination or placement on LTD due to medical condition, if any, shall be determined in accordance with the terms and provisions of such plans and programs.

                  (g). Termination between ages 55-60: If Orser's employment is terminated without cause as defined in paragraph 5(a), voluntarily terminated his employment under 5(d), or constructively terminated under paragraph 5(c), Orser will receive One Hundred Fifty Three Thousand, Nine Hundred Twelve Dollars ($153,912) (less applicable taxes) a year for life, less benefits payable under the SRP and in lieu of any SERP benefit. In addition, Orser will be entitled to the same medical and dental coverage provided to future retirees, provided that to the extent any such benefit may not be provided to Orser due to statutory or regulatory limitation, CP&L will obtain substantially equivalent coverage on an insured basis. Receipt of these benefits is subject to the requirements of paragraph 5(h), (i) and (j) of this Agreement. In addition, Orser will be eligible to retain all benefits under existing benefit programs to the extent vested within the terms of those programs.

                  (h). Release of Claims - In order to receive continuation of salary under this paragraph 5(a), 5(c) and 5(g), Orser agrees to execute a written release of all claims against CP&L, and its employees, officers, directors, subsidiaries and affiliates, on a form acceptable to CP&L.

                  (i) Covenant Not to Compete. If CP&L terminates Orser's employment without Cause under paragraph 5(a), Constructively terminates Orser's employment under paragraph 5(c) of this Agreement or Orser's employment is terminated under 5(g) of this Agreement, Orser, for one year after the Termination Date, shall not compete directly or indirectly with the Company or its affiliates within fifty (50) miles of any geographic area in which the Company or its affiliates has a material business interest with which Orser is involved at the time of the termination of Orser's employment.

                  (j) Non Interference. If CP&L terminates Orser's employment without Cause under paragraph 5(a), Constructively terminates Orser's employment under paragraph 5(c) of this Agreement or Orser's employment is terminated under 5(g) of this Agreement, Orser, for one year after the Termination Date, shall not whether on his own account or on the account of another individual, partnership, firm, corporation, or other business organization (other than the Company and its affiliates), directly or indirectly, intentionally solicit, endeavor to entice away
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from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or its affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or its affiliates including but not limited to, any independent representatives or organizations, or any person or entity that is a customer of the Company or its affiliates.

         6.       ASSIGNABILITY.
                  -------------

         No rights or obligations of Orser under this Agreement may be assigned or transferred by Orser, except that (a) Orser's rights to compensation and benefits hereunder may be transferred by will or laws of intestacy to the extent specified herein and (b) Orser's rights under employee benefit plans or programs described in Section 4(a) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Company may assign or transfer its rights and obligations under this Agreement.

         7. CONFIDENTIALITY. Orser will not disclose the terms of this Agreement except (i) to financial and legal advisors under an obligation to maintain confidentiality, or (ii) as required by a valid court order or subpoena (and in such event will use Orser's best efforts to obtain a protective order requiring that all disclosure be kept under court seal) and will notify CP&L promptly upon receipt of such order or subpoena.

         8.       MISCELLANEOUS.
                  -------------

                  (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without reference to laws governing conflicts of law.

                  (b) Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any, previously entered into by them with respect thereto.

                  (c) Amendment or Modification; Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Orser and by an officer of CP&L thereunto duly authorized to do so. Except as otherwise specifically provided in the Agreement, no waiver by a party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a wavier of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

                  (d) Notice. Any notice (with the exception of notice of termination by CP&L, which may be given by any means and need not be in writing except that if termination is for Cause, oral notice must be followed by written notice required under Section 5(c) hereof) or other

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document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

                  If to Orser:

                           William S. "Skip" Orser
                           Carolina Power & Light
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina 27602

                  If to CP&L:

                           CP&L Service Company
                           411 Fayetteville Street Mall
                           Raleigh, North Carolina 27602
                           Attn.:  Vice President of Human Resources

Any such notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication so mailed or sent shall be deemed to have been duly given, if sent by mail, on the third business day following the date on which it was deposited at a United States post office, and if delivered by hand, at the time of delivery by such commercial courier or delivery service, and, if delivered by overnight delivery service, on the first business day following the date on which it was delivered to the custody of such common carrier or commercial courier or delivery service, as all such dates are evidenced by the applicable delivery receipt, airbill or other shipping or mailing document.

                  (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  (f) References. In the event of Orser's death or a judicial determination of Orser's incompetence, reference in this Agreement to Orser shall be deemed, where appropriate, to refer to Orser's legal representative, or, where appropriate, to Orser's beneficiary or beneficiaries.

                  (g) Headings. Headings contained herein are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

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                  (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (i) Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                       (i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                       (ii) All references herein to particular articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits are references to articles, paragraphs, sections, subsections, clauses, Schedules or Exhibits of this Agreement.

                       (iii) Each party or its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any rule of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                       (iv) As used in this Agreement, "including" is illustrative, and means "including but not limited to."

                  (j) Remedies. Remedies specified in this Agreement are in addition to any others available at law or in equity.

                  (k) Withholding Taxes. All payments under this Agreement shall be subject to applicable income, excise and employment tax withholding requirements.

         IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.


By:      William S. Orser                             Date: August 29, 2000
         ---------------------------                        --------------------
         William S. "Skip" Orser


By:      /s/William Cavanaugh III                     Date: September 29, 2000
         ----------------------------                       --------------------
         Carolina Power & Light Company


Title:   Chairman, President & CEO
         ----------------------------

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